UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 27, 2008

Altair Nanotechnologies Inc.
(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(801) 858-3750

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]      Written  communications  pursuant to Rule 425 under the  Securities Act  (17 CFR 230.425)

[  ]      Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement  communications  pursuant to Rule  14d-2(b)  under the  Exchange Act (17 CFR 240.14d-2(b))

[  ]      Pre-commencement  communications  pursuant to Rule  13e-4(c)  under the  Exchange Act (17 CFR 240.13e-4(c)

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in the first and second paragraph of Item 5.02 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 27, 2008, Alan Gotcher, Chief Executive Officer and President of Altair Nanotechnologies Inc. (the “Company”), agreed to resign as an officer of the Company. The Company intends to immediately commence a search for a new Chief Executive Officer, which process the Company expects will take several months.

Under the terms of Dr. Gotcher’s employment agreement, if his employment is terminated by the Company without cause and he signs a release in form and substance reasonably satisfactory to the Company, he is entitled to receive a severance benefit equal to his base salary for one year, health benefits for one year and a pro-rated bonus for the current year (assuming the conditions for the bonus are met).

On February 27, 2008, the Board of Directors of the Company appointed Terry Copeland, age 56, as interim President of the Company.  Since November 13, 2007, Dr. Copeland has served as Vice President of Operations for the Power and Energy Group of the Company.  Prior to joining the Company, Dr. Copeland worked as a general manufacturing and technical consultant from 2004 through the end of 2007.  From 2000 through 2003, Dr. Copeland was the Vice President of Product Development at Millennium Cell, Inc., a development stage company working with alternative fuels.  From 1992 through 2000, Dr. Copeland worked for Duracell, a leading consumer battery company, where he held positions as Director of Product Development (1998-2000), Plant Manager (1995-1998) and Director of Engineering (1992-1995). Dr. Copeland also worked for E.I.Dupont De Nemours & Co., Inc. from 1978 to 1992, where his positions included Research Engineer, Technical Manager and Manufacturing Manager.  Dr. Copeland earned a BChE in Chemical Engineering from the University of Delaware and a Ph.D. in Chemical Engineering from Massachusetts Institute of Technology.

Dr. Copeland’s employment with the Company is governed by an employment agreement entered into on November 13, 2007.  Under the employment agreement, Dr. Copeland is entitled to an annual base salary equal to $225,000, an annual bonus target opportunity equal to 60% of his base salary upon achievement of certain performance measures, and standard health and other benefits.  The employment agreement also includes terms related to the assignment of inventions to the Company, protection of confidential information, and 12-month non-competition and non-solicitation covenants.

If Dr. Copeland’s employment is terminated by Dr. Copeland for good reason, which includes, among other things, (a) the Company requiring Dr. Copeland to relocate his place of employment without Dr. Copeland’s consent, or (b) a material adverse change in Dr. Copeland’s title, position, and/or duties 90 days before or within one year after a change of control, Dr. Copeland is entitled to a severance benefit equal to his base salary and health benefits for one year.  The one-year base salary severance benefit will be extended to 16 months if either (a) Dr. Copeland terminates for good reason on or before November 13, 2009 on account of a relocation that is more than 50 miles from Dr. Copeland’s initial place of employment, or (b) Dr. Copeland consents to a relocation of his employment, but subsequently terminates his employment with the Company for good reason on or before the two-year anniversary of such relocation.

If Dr. Copeland’s employment is terminated by the Company without cause, Dr. Copeland is entitled to a severance benefit equal to his base salary for one year, health benefits for 18 months, and a lump sum bonus payment equal to 60% of his base salary paid for the year in which his termination occurred.  The one-year base salary severance benefit will be extended to 16 months if either (a) Dr. Copeland terminates for good reason on or before November 13, 2009 on account of a relocation that is more than 50 miles from Dr. Copeland’s initial place of employment, or (b) Dr. Copeland consents to a relocation of his employment, but his employment is subsequently terminated by the Company without cause on or before the two-year anniversary of such relocation.  Dr. Copeland is not entitled to any severance if his employment is terminated at any time by the Company with cause or by Dr. Copeland without good reason.

A copy such employment agreement is filed as an Exhibit to the Current Report on Form 8-K filed by the Company with the SEC on November 16, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: February 29, 2008	By /s/ Edward Dickinson
Edward Dickinson
Chief Financial Officer